Exhibit 24
POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerome B. Eisenberg, Christian G. Le Brun and Alejandro R. San Miguel, and each of them singly, true and lawful attorneys-in-fact and agents, with full power to them (including the full power of substitution and resubstitution), to sign for him and in his name, place and stead, in the capacity or capacities set forth below, (1) the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 to be filed by ORBCOMM Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (2) any amendments to the foregoing Annual Report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jerome B. Eisenberg Jerome B. Eisenberg	Chairman of the Board and Chief Executive Officer (principal executive officer)	March 7, 2007
/s/ Marco Fuchs Marco Fuchs	Director	March 7, 2007
/s/ Ronald Gerwig Ronald Gerwig	Director	March 8, 2007

Signature	Title	Date
/s/ Timothy Kelleher Timothy Kelleher	Director	March 7, 2007
/s/ Hans E.W. Hoffman Hans E.W. Hoffmann	Director	March 7, 2007
/s/ Gary H. Ritondaro Gary H. Ritondaro	Director	March 7, 2007
/s/ Robert G. Costantini Robert G. Costantini	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	March 7, 2007

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